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                                                                  EXHIBIT 21.1

                     LIST OF SUBSIDIARIES OF THE REGISTRANT


      R.J. Tower Corporation (a Michigan corporation)

      R.J. Tower Corporation (an Indiana corporation)

      R.J. Tower Corporation (a Kentucky corporation)

      Edgewood Manufacturing Corp. (a Delaware corporation)

      Kalamazoo Stamping and Die Company (a Michigan corporation)

      Trylon Corporation (a Michigan corporation)

      Tower Automotive Delaware, Inc. (a Delaware corporation)

      Tower Automotive Export, Inc. (a Barbados, West Indies corporation)